Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2017, with respect to the consolidated financial statements of PrivateBancorp, Inc. and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., incorporated by reference in Amendment No. 1 to Registration Statement on Form F-4 of Canadian Imperial Bank of Commerce (333-217170) and Post-Effective Amendment No. 2 to Registration Statement on Form F-4 of Canadian Imperial Bank of Commerce (333-213147) for the registration of shares of its common stock.

Chicago, Illinois

April 10, 2017